Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BofI Holding, Inc. on Form S-3 of our report dated September 13, 2011 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of BofI Holding, Inc. for the fiscal year ending June 30, 2011 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Costa Mesa, California

February 28, 2012